Exhibit 99.1

NEWS

For Immediate Release

Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Announces Planned Leadership Succession Changes in Its Mountain Division

•                  Blaise Carrig to step down as president of mountain division to a senior advisor role

•                  Patricia Campbell to succeed Carrig as president of mountain division

•                  John Buhler to succeed Campbell as COO of Breckenridge

•                  Michael Goar to succeed Buhler as COO of Keystone

BROOMFIELD, Colo.—Nov. 3, 2014—Vail Resorts, Inc. (NYSE: MTN) today announced a number of management changes to take place in its mountain division in the coming year, as part of a planned leadership succession to position the company for continued growth and success. Blaise Carrig, president of the company’s mountain division will step down from his position, but will remain with the company in a full-time role as senior mountain advisor until he retires in 2017. Patricia Campbell, executive vice president and chief operating officer of Breckenridge Ski Resort, will become president of the company’s mountain division. Both changes will occur on Aug. 1, 2015.

Carrig, 63, joined Vail Resorts in 2002 as chief operating officer of Heavenly Mountain Resort and became president of the mountain division in 2008. From 1997 to 2002, Carrig served as president and managing director of Canyons Resort and prior to that was managing director of Sugarbush Resort, where he held various positions since 1976.

“Blaise has been one of the most transformative leaders we have ever had at Vail Resorts, spearheading our efforts to align our mountain resorts and establish best practices across guest service, safety and operations,” said Rob Katz, chairman and chief executive officer of Vail Resorts. “Blaise has brought a unique combination of deep industry experience, strategic vision, financial discipline and an incredible drive with everything he took on at the company. While I understand his desire to take steps toward his retirement and will miss his engagement as president, I am very pleased that he has agreed to stay on as an advisor to the entire mountain division.”

Campbell, 51, has been the chief operating officer for Breckenridge Ski Resort since 2009 and has also had oversight responsibility of Keystone Resort since 2011. Prior to her current role, Campbell was chief operating officer of Keystone Resort for three years. Campbell joined Vail Resorts in 1999 as director of ski school at Breckenridge and prior to that held leadership positions at Grand Targhee Resort and Jackson Hole Mountain Resort, where she started her career in 1985 as a ski instructor.

“I am very excited to announce that Pat will become president of the mountain division, ensuring a smooth transition and a continuation of great leadership,” said Katz. “Pat has

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an incredible track record of success at numerous resorts and in a variety of management positions and has been a critical leader on our company’s senior executive committee for more than eight years. She brings a deep understanding of mountain resort operations and the ability to drive both the guest experience and business success. I am confident that Pat will build on all of our recent success and continue to elevate the performance of our mountain division and the incredible team we have at our 11 world-class resorts.”

The company also announced that John Buhler, current chief operating officer of Keystone Resort, will become chief operating officer at Breckenridge Ski Resort and Mike Goar, current general manager of Canyons, will become chief operating officer of Keystone. Both changes will also occur on Aug. 1, 2015.

“I’m thrilled for both John and Mike and that the company can provide these opportunities for two strong leaders,” said Blaise Carrig. “They each bring a long track record of operations and guest service experience to their new positions and I’m confident that they will help ensure the continued success of Breckenridge and Keystone in the future.”

Buhler began his tenure with Vail Resorts in 1994 at the Breckenridge Ski Resort as ski school manager and was quickly promoted to ski school assistant director in 1996, director of the ski school in 2000 and then the director of skier services in 2007. He became vice president and general manager of Keystone Resort in 2010 and then vice president and chief operating officer of Keystone in 2013. Buhler began his career in the ski industry at Mountain High and Bear Mountain resorts in California.

Goar began his career at Sunrise Ski Resort in the White Mountains of Arizona. He has 38 years of ski resort industry experience, including 27 years at Solitude Mountain Resort where, as the executive vice president and general manager, he oversaw the master planning, entitlement and development of the resort and the alpine village. Over his past seven years at Canyons, Goar directed $37 million in on-mountain capital improvements, which included new lifts, snowmaking, restaurants and ski terrain.

About Vail Resorts, Inc. (NYSE: MTN)

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company’s subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Park City and Canyons in Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company’s subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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